                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14 INFORMATION
          Proxy Statement Pursuant to Section 14(A) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to
     (S) 240.14a-11(c) or (S) 240.14a-12

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

            [LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED]

                              1700 Old Meadow Road
                             McLean, Virginia 22102

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 June 17, 1999

                               ----------------

To the Stockholders of Primus Telecommunications Group, Incorporated:

  The Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company") will be held at 10:00 a.m., local time, on June 17, 1999 at the Hyatt Regency Reston, 1800 Presidents Street, Reston, VA 20190, for the following purposes:

  1. To elect two directors of the Company;

  2. To approve an amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance upon exercise of options granted thereunder; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of the Common Stock at the close of business on May 18, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                     By Order of the Board of Directors

                                     /s/ K. Paul Singh
                                     K. Paul Singh
                                     Chairman of the Board of
                                     Directors, President, and Chief
                                     Executive Officer

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

May 19, 1999

                [LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INC.]

                              1700 Old Meadow Road
                             McLean, Virginia 22102

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 June 17, 1999

                               ----------------

  This Proxy Statement, which is first being mailed to stockholders on approximately May 19, 1999, is furnished in connection with the solicitation by the Board of Directors of Primus Telecommunications Group, Incorporated (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 10:00 a.m. on June 17, 1999 at the Hyatt Regency Reston, 1800 Presidents Street, Reston, VA 20190, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the Annual Meeting, the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented thereby, will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted IN FAVOR OF the election of the nominees for directors named below, IN FAVOR OF approval of an amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance upon exercise of options granted thereunder, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

                                     VOTING

  Holders of record of the Common Stock on May 18, 1999 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were [28,404,934] shares of Common Stock outstanding and entitled to vote. The presence, in person or represented by proxy, of at least a majority of the shares entitled to vote will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. An affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting, and entitled to vote on the subject matter, is required for approval of all other matters presented. Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the votes entitled to be cast by stockholders present in person or by proxy at the Meeting. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF the election of Messrs. Singh and DePodesta as directors and IN FAVOR OF an amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance upon exercise of options granted thereunder.

  The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

  The Company's Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board of Directors has six members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for K. Paul Singh and John F. DePodesta, for terms expiring at the Annual Meeting of Stockholders to be held following fiscal 2001 (the "2002 Annual Meeting"). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

  Set forth below is biographical information furnished as to each nominee for election as a director and each of the current directors. There are no family relationships among any of the directors of the Company.

                Nominees for Election to the Board of Directors
             For a Three Year Term Expiring at 2002 Annual Meeting

  K. Paul Singh co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, he served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. ("OTI"), a provider of private digital communications in over 26 countries which he founded in 1984 and was purchased by MCI in 1991.

  John F. DePodesta co-founded the Company in 1994 with Mr. Singh, and serves as a director and its Executive Vice President. In addition to his position with the Company, Mr. DePodesta also currently serves as the Chairman of the Board of Iron Road Railways Incorporated, which he co-founded in 1994, and served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, since 1994 he has been "of counsel" to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation.

  The Board of Directors recommends a vote IN FAVOR OF Proposal 1 to Elect the Two Nominees. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF Messrs. Singh and DePodesta.

             Members of the Board of Directors Continuing in Office
                      Term Expiring at 2000 Annual Meeting

  Herman Fialkov became a director of the Company in 1995. He is a consultant to Newlight Management LLC and a General Partner of PolyVentures Associates, L.P., a venture capital firm, and has been associated with various venture capital firms since 1968. Previously, he was an officer and director of General Instrument Corporation which he joined in 1960 as a result of its acquisition of General Transistor Corporation, a company Mr. Fialkov founded. Mr. Fialkov is also a director of GlobeComm Systems, Inc.

  David E. Hershberg became a director of the Company in 1995. Mr. Hershberg is the founder, Chairman, President and CEO of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., a company that acquired Satellite Transmission Systems, Inc.

             Members of The Board of Directors Continuing in Office
                      Term Expiring at 2001 Annual Meeting

  John G. Puente became a director of the Company in 1995. From 1987 to 1995, he was Chairman of the Board and CEO of Orion Network Systems, a satellite telecommunications company. Mr. Puente is currently Chairman of the Board of Telogy Networks, Inc., a privately-held company, and a director of MICROS Systems, Inc. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., now known as Hughes Network Systems, Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

  Douglas M. Karp became a director of the Company in June 1998. Mr. Karp has been a Managing Director of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of Qwest Communications Inc., TV Filme, Inc., Journal Register Company, PageNet de Brasil, S.A., StarMedia Network Inc. and several privately held companies.

  Mr. Karp was nominated by Warburg, Pincus Investors, L.P. ("Warburg, Pincus") for election as a director of the Company. In connection with the Company's merger with TresCom International, Inc. in June 1998, Warburg, Pincus was granted the right, for so long as it beneficially owns at least 10% of the outstanding Common Stock, to nominate one director to the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors consists of Messrs. Fialkov and Hershberg, who were not at any time officers or employees of The Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers that will serve as a member of the Board of Directors or the Company's Compensation Committee.

Committees and Meetings of the Board of Directors

  During the year ended December 31, 1998, the Board of Directors held nine meetings and acted by written consent on two occasions. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he served.

  During the year ended December 31, 1998 the Audit Committee, which currently consists of Messrs. Fialkov and Puente, held two meetings. The Audit Committee has the authority and responsibility to hire one or more independent public accountants to audit the Company's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control), to discuss with such independent public accountants the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board of Directors with respect to its findings.

  During the year ended December 31, 1998, the Compensation Committee, which consists of Messrs. Fialkov (Chairman) and Hershberg, held five meetings and acted by written consent on one occasion. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Company's Stock Option Plan ("Stock Option Plan") and Director Stock Option Plan ("Director Option Plan"), including the award of options under the Stock Option Plan, and approving certain aspects of the Company's management bonus plan.

  During the year ended December 31, 1998, the Nominating Committee, which consists of Messrs. Puente (Chairman) and Singh, did not hold any meetings. The Nominating Committee is responsible for selecting those persons to be nominated to the Company's Board of Directors and will not consider nominees recommended by the stockholders.

Compensation of Directors

  The Company pays non-employee directors an annual fee of $10,000 and will reimburse their expenses for attending meetings. In addition, the Company grants each person who becomes an Eligible Director (as defined in the Director Option Plan) options to purchase 15,000 shares of the Common Stock pursuant to Primus's Director Option Plan which vest one-third upon the grant date, and one-third on each of the first and second anniversary of the grant dates. The Company did not grant any such options in 1997 or 1998.

Directors and Executive Officers

  The following table and biographies set forth information concerning the individuals who serve as directors and executive officers of the Company.

                                                            Year of Expiration
 Name                       Age          Position           of Term as Director
 ----                       ---          --------           -------------------
 K. Paul Singh (1)(2)......  48 Chairman of the Board of
                                Directors, President, and
                                Chief Executive Officer            1999

 Neil L. Hazard............  46 Executive Vice President
                                and Chief Financial
                                Officer                             N/A

 John F. DePodesta (1).....  54 Executive Vice President
                                and Director                       1999

 Ravi Bhatia...............  50 Chief Operating Officer,
                                Primus Australia                    N/A

 Yousef Javadi.............  43 Chief Operating Officer,
                                Primus North America                N/A

 John Melick...............  40 Vice President of
                                International Business
                                Development                         N/A

 Jay Rosenblatt............  34 Vice President, Global
                                Carrier Services                    N/A

 Herman Fialkov (1)(3)(4)..  77 Director                           2000

 David E. Hershberg (1)(3).  61 Director                           2000

 Douglas M. Karp (1).......  43 Director                           2001

 John Puente (1)(2)(4).....  68 Director                           2001

--------
(1) Background presented above. See "Election of Directors."
(2) Member of Nominating Committee.
(3) Member of Compensation Committee.
(4) Member of Audit Committee.

  Neil L. Hazard joined the Company in 1996 as its Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Hazard was employed by MCI in several executive positions, most recently as its Director of Corporate Accounting and Financial Reporting, responsible for consolidation of MCI's financial results, external reporting to stockholders and securities compliance reporting. Mr. Hazard served as acting Controller of MCI for six months and as Director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

  Ravi Bhatia joined the Company in October 1995 as the Managing Director of Primus Telecommunications Pty., Ltd. (Australia). In March 1996 Mr. Bhatia became the Chief Operating Officer of Primus Australia and as such is responsible for implementing the Company's business strategy in Australia. Mr. Bhatia has over 26 years of international experience in the telecommunications industry, which includes nine years of employment with MCI in various sales and marketing positions. Most recently, he served as the Director of Sales and Marketing for MCI in the South Pacific Region, based in Sydney.

  Yousef Javadi joined the Company in March 1997 as Chief Operating Officer of Primus North America. Prior to joining the Company, Mr. Javadi was Vice President of Business Development at GE Americom (a GE Capital company) from 1995-1997. From 1991-1995 Mr. Javadi was the Director of Global Services for MCI. From 1985-1991 he was the Vice President of Sales and Marketing for OTI. Prior to OTI, Mr. Javadi worked at Hughes Network Systems.

  John Melick joined the Company in 1994 as its Vice President of Sales and Marketing and since 1996, has served as Vice President of International Business Development of the Company. Prior to joining the Company, he was a Senior Manager with MCI responsible for the day-to-day management of its global product portfolio in Latin American and the Caribbean region. He joined MCI in 1991 at the time of the acquisition of OTI where he managed the development of OTI's service expansion into Mexico and Latin America.

  Jay Rosenblatt has served as the Company's Vice President of Global Carrier Services since January 1996 and previously was Director of Marketing and Sales responsible for the Company's commercial programs from September 1994 to January 1996. Prior to joining the Company in 1994, Mr. Rosenblatt was with MCI as the marketing manager responsible for private network services in the Americas and Caribbean.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or written representations of Reporting Persons that no reports were required to be filed, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that Jay Rosenblatt filed his initial report of stock ownership approximately three months late.

                             EXECUTIVE COMPENSATION
                        Report on Executive Compensation

  The Compensation Committee has furnished the following report on executive compensation:

  General. During 1998, the compensation of the executive officers was administered and determined by the Compensation Committee of the Board of Directors. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

  The following is the Compensation Committee's report addressing the compensation of the Company's executive officers for 1998.

  Compensation Policy and Philosophy. The Company's executive compensation policy (i) is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers, and (ii) is based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance and on the achievement of specified performance objectives set forth in the Company's financial plan for such fiscal year and (ii) stock options through the Company's Stock Option Plan. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides company executives with short term rewards for success in operations, and that long term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long term performance and success of the Company. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

  The Compensation Committee believes that leadership and motivation of the Company's employees are critical to achieving the objectives of the Company. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

  Executive Compensation Components. As discussed below, the Company's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

    Base Salary. For 1998, the Compensation Committee approved the base salaries of the executive officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and accomplishment of the Company in 1998, which is the most important factor, and (iii) individual performance reviews for 1998 for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its determination, subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

    Annual Incentive Bonuses. Annual incentive bonuses for the Chief Executive Officer and the other named executive officers are based upon the following criteria: (i) the Company's financial performance for the current year; (ii) the furthering of the Company's strategic position in the marketplace; and (iii) individual merit.

    Long Term Incentive Compensation. Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The number of options granted during 1998 to each executive officer or employee was based primarily on the executive's or employee's ability to influence the Company's long term growth and profitability. The Compensation Committee believes that option grants afford a desirable long term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Company's Stock Option Plan are designed to encourage longevity of employment with the Company and generally extend over a three-year period.

  Compensation of Chief Executive Officer. The Compensation Committee believes that K. Paul Singh, the Company's Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on performance. Mr. Singh's annual base salary for 1998 was approximately $260,000. The factors which the Compensation Committee considered in setting his annual base salary were his individual performance and pay practices of peer companies relating to executives of similar responsibility. The annual incentive bonus paid to Mr. Singh for 1998 was $180,000. Such bonus was paid to Mr. Singh for his performance and role in implementing the Company's strategy relating to acquisitions, financing and operations, including overseeing the implementation of the Company's network.

  Internal Revenue Code Section 162. Under Section 162 of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                     The Compensation Committee
                                     Herman Fialkov (Chairman)
                                     David E. Hershberg

                           SUMMARY COMPENSATION TABLE

  The following table sets forth, for the years ended December 31, 1998, 1997 and 1996 certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein (the "Named Executive Officers").

                                      Annual Compensation         Long-Term Compensation
                                  ---------------------------- -----------------------------
                                                                      Awards         Payouts
                                                               --------------------- -------
                                                                          Securities
                                                     Other     Restricted Underlying
                                                     Annual      Stock     Options/   LTIP    All Other
                                  Salary   Bonus  Compensation  Award(s)     SARs    Payouts Compensation
Name and Principal Position  Year   ($)     ($)       ($)         ($)        (#)       ($)       ($)
---------------------------  ---- ------- ------- ------------ ---------- ---------- ------- ------------
K. Paul Singh...........     1998 258,013 180,000     --          --            --     --        --
Chairman of the Board of     1997 247,692 160,000     --          --        100,000    --        --
 Directors,                  1996 185,000 100,000     --          --        338,100    --        --
President and Chief
 Executive Officer

Neil L. Hazard..........     1998 184,006 105,000     --          --            --     --        --
Executive Vice President     1997 159,231 100,000     --          --         40,000    --        --
 and Chief Financial Officer 1996 118,461  60,000     --          --        304,290    --        --

Yousef B. Javadi........     1998 154,808  80,000     --          --            --     --        --
Chief Operating Officer,     1997 121,154  60,000     --          --       170,000     --        --
 Primus North America        1996     --      --      --          --            --     --        --

John F. DePodesta.......     1998 178,718 135,000     --          --            --     --        --
Executive Vice President     1997 100,000     --      --          --        180,000    --        --
                             1996     --   10,000     --          --            --     --        --

John Melick.............     1998 128,391  55,000     --          --            --     --        --
Vice President of            1997 105,000  50,000     --          --         25,000    --        --
 International               1996 101,538  10,000     --          --            --     --        --
 Business Development

Employment Agreement

  The Company has entered into an employment agreement with Mr. Singh (the "Singh Agreement"). The Singh Agreement is a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and from year to year thereafter unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full time efforts to the Company as Chairman of the Board, President and CEO. The Company is required to compensate Mr. Singh at an annual rate of $250,000 effective January 1, 1997 (which amount is reviewed annually by the Board of Directors and is subject to increase at their discretion). Mr. Singh, however, agreed to defer payment of his base salary from June 1, 1994 through May 31, 1995, which was subsequently paid to him on July 31, 1996. The Company is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of the Company, (ii) provide life insurance in an amount equal to three times Mr. Singh's base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary, (iii) provide medical insurance and (iv) pay up to $2,500 annually for Mr. Singh's personal tax and financial planning services.

  The Company may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from the Company at any time without penalty (other than the non-competition obligations discussed below). If the Company terminates the Singh Agreement for disability or cause, the Company will have no further obligations to Mr. Singh. If, however, the Company terminates the Singh Agreement other than for disability or cause, the Company will have the following obligations:
(i) if the termination is after May 30, 1999, the Company must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay; and (ii) if the termination is before June 1, 1999, the Company must pay to Mr. Singh, as they become due, all amounts otherwise payable if he had remained employed by the Company until June 1, 1999. If Mr. Singh resigns, he may not directly or indirectly compete with the Company's business until six months after his resignation. If the Company terminates Mr. Singh's employment for any reason, Mr. Singh may not directly or indirectly compete with the Company's business until six months after the final payment of any amounts owed to him under the Singh Agreement become due.

Stock Options Granted to Certain Executive Officers During Last Fiscal Year

  Under the Stock Option Plan, options to purchase Common Stock are available for grant to selected employees of the Company. Options are also available for grant to eligible directors under the Company's Director Stock Option Plan. No options for the purchase of Common Stock were awarded to the Named Executive Officers during 1998.

Stock Price Performance Graph

  The graph below compares the Company's cumulative total stockholder return on the Common Stock for the period from the date the Company's Common Stock commenced trading on the Nasdaq National Market System (November 7, 1996) through December 31, 1998, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the Standard & Poor's Telecommunications (Long Distance) Index. The comparison assumes $100 was invested on November 7, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.
                              [PERFORMANCE GRAPH]

COMPANY/INDEX                  NOV-7-96 NOV-30-96 DEC-31-96 DEC-31-97 DEC-31-98
-------------                  -------- --------- --------- --------- ---------
Primus Telecommunications
 Group, Incorporated..........  100.00   100.00    115.91    146.59    150.00

Standard & Poor's Midcap 400
 Index........................  100.00   102.68    102.79    135.95    161.92

Standard & Poor's
 Telecommunications (Long
 Distance) - 500..............  100.00   106.11    114.98    162.82    263.77

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information, as of March 31, 1999, with respect to the beneficial ownership of shares of the Common Stock by each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                             Amount and Nature of     Percent
Name and Address of Beneficial Owner       Beneficial Ownership (1) of Class (2)
------------------------------------       ------------------------ ------------
K. Paul Singh (3)........................         4,760,416             16.5%
 1700 Old Meadow Road
 McLean, VA 22102

Warburg, Pincus Investors, L.P. (4)......         3,875,689             13.6%
 466 Lexington Avenue
 New York, NY 10017

Franklin Resources, Inc. (5).............         2,035,270              7.2%
 777 Mariners Island Boulevard
 San Mateo, CA 94404

John F. DePodesta (6)....................           382,199              1.3%

Herman Fialkov...........................            30,000                *

David E. Hershberg (7)...................            51,667                *

Douglas M. Karp (8)......................         3,875,689             13.6%

John G. Puente...........................           100,715                *

Neil L. Hazard (9).......................           324,140              1.1%

Yousef B. Javadi (10)....................           112,242                *

John Melick (11).........................           126,999                *

Ravi Bhatia (12).........................           113,930                *

All executive officers and directors as a
 group (13)..............................         9,939,073             33.5%

--------
  *  Less than 1% of the outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or which become exercisable on or prior to 60 days from March 31, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)  Based upon 28,404,934 shares of Common Stock outstanding as of March 31,
     1999.

(3) Includes 377,786 shares of Common Stock owned by Mr. Singh's wife and children. 488,500 shares of Common Stock held by a private foundation of which Mr. Singh is the president and a director, 396,828 shares of Common Stock held of record by a series of revocable trusts of which Mr. Singh is the trustee and pursuant to which Mr. Singh has sole voting power and shared dispositive power, and 1,031 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 371,433 shares of Common Stock issuable upon the exercise of options granted to Mr. Singh.

(4) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. Warburg, Pincus & Co., a New York general partnership ("WP"), the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus as the general partner. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg.

(5) Based on a Schedule 13G dated February 1, 1999, Franklin Resources, Inc. ("Franklin") has reported that it may be deemed to be the beneficial owner of 2,035,270 shares of Common Stock. According to the Schedule 13G, such shares are also beneficially owned by Franklin Advisers, Inc., an investment advisory subsidiary (the "Adviser") of Franklin, which has all investment and/or voting power over the shares pursuant to an advisory contract. In addition, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin and are the principal shareholders of Franklin and may, therefore, be deemed to be the beneficial owner of the shares of Common Stock held by Franklin. Franklin, the Adviser, and Messrs. Charles and Rupert Johnson disclaim any economic interest or beneficial ownership in such shares.

(6) Includes 161,430 shares of Common Stock issuable upon the exercise of options granted to Mr. DePodesta.

(7) Includes 50,715 shares of Common Stock issuable upon the exercise of options granted to Mr. Hershberg and 952 shares of Common Stock owned by a partnership of which Mr. Hershberg is a general partner.

(8) All shares shown as being beneficially owned by Mr. Karp are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 of the Exchange Act. See Note 4 above.

(9) Includes 317,623 shares of Common Stock issuable upon the exercise of options granted to Mr. Hazard.

(10) Includes 106,666 shares of Common Stock issuable upon the exercise of options granted to Mr. Javadi.

(11) Includes 123,287 shares of Common Stock issuable upon the exercise of options granted to Mr. Melick.

(12) Includes 43,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Bhatia. Certain of Mr. Bhatia's options and shares are pledged to secure payment of certain loans. See "Certain Transactions--Executive Officer Loan."

(13) Consists of 11 persons and includes 1,225,536 shares of Common Stock issuable upon the exercise of options granted to directors and executive officers. Includes 3,875,689 shares deemed to be beneficially owned by Mr. Karp which are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 of the Exchange Act. See Notes 4 and 8 above.

                              CERTAIN TRANSACTIONS

Hotkey Investment

  In March 1998, the Company purchased a controlling interest in Hotkey, a Melbourne, Australia-based Internet service provider. The Company's 60% ownership of Hotkey was purchased for approximately $1.3 million in cash. Prior to the Hotkey Investment, the Company's chairman, K. Paul Singh, owned approximately 14% of Hotkey. As a result of the March transaction, Mr. Singh owned approximately 4% of Hotkey. In February of 1999, the Company purchased the remaining 40% of Hotkey from its stockholders for approximately $1.1 million comprised of $0.3 million in cash and 57,025 shares of Common Stock. In connection with the February transaction, K. Paul Singh received 6,148 shares of Common Stock and $34,252 in cash.

Executive Officer Loan

  On September 3, 1998, the Company loaned Ravi and Madhu Bhatia the principal amount of $164,000. As of March 31, 1999, the Bhatias paid down the principal amount of the loan to $112,681 and the Company extended the maturity of the loan. This loan is now due on the earlier of the termination of Mr. Bhatia's employment with the Company or August 31, 1999. Interest is calculated daily at a rate of 10% per annum. Repayment of the loan is secured by options to purchase Common Stock held by Mr. Bhatia and a pledge of 50,000 shares of Common Stock. The Common Stock which is pledged is subject to a prior pledge in favor of Schroder & Co. to secure payment of certain loans.

TresCom Merger

  In June 1998, pursuant to an Agreement and Plan of Merger dated February 3, 1998, as amended (the "Merger Agreement"), Taurus Acquisition Corporation ("TAC"), a Florida corporation and wholly-owned subsidiary of the Company, merged with and into TresCom International, Inc. ("TresCom"), a Florida corporation (the "Merger"). Under the terms of the Merger Agreement, TresCom Shareholders received 0.6147 shares of the Company's Common Stock in exchange for each share of TresCom common stock outstanding at the effective time of the Merger, other than shares beneficially owned by the Company or its affiliates. The exchange ratio was determined pursuant to the Merger Agreement by dividing $12.00 by $19.5223, which was the weighted average sales price of the Company's stock during the 20-trading day period ending on June 4, 1998. As a result of the consummation of the Merger, TresCom became a wholly-owed subsidiary of the Company. Based upon approximately 12.7 million shares of TresCom common stock outstanding as of the closing date, the Company issued approximately 7.8 million shares of its Common Stock in connection with the Merger.

  As a result of the Merger, Warburg, Pincus Investors, L.P. ("Warburg, Pincus"), which beneficially owned approximately 52% of TresCom's common stock, received shares of Common Stock of the Company valued at approximately $71,458,016. Warburg, Pincus beneficially owns 13.6% of the Company's Common Stock. Pursuant to a Stockholder Agreement dated February 3, 1998, by and among Mr. Singh, Warburg, Pincus and the Company, Warburg, Pincus was granted certain demand and piggyback registrations rights relating to shares of the Company's Common Stock, which if exercised, would permit Warburg, Pincus to transfer such shares free of Rule 144 volume limitations (the same as non-affiliates of TresCom), and the right, so long as Warburg, Pincus beneficially owns 10% or more of the outstanding Common Stock of the Company, to nominate an individual, reasonably acceptable to the non-employee directors of the Company, to serve as a director on the Company's Board of Directors.

Satellite Earth Station

  In June of 1998, the Company's U.K. subsidiary entered into a $2.1 million agreement for the design, manufacture, installation and provision of training with respect to a satellite earth station in London, England. David Hershberg, one of the Company's directors, is the chairman, president and a stockholder of the company providing such services. During 1998, $1.2 million was paid by the Company for the above services.

                              APPROVAL OF AMENDED
                               STOCK OPTION PLAN
                                  (Proposal 2)

  At the 1999 Annual Meeting, the stockholders will be asked to approve an amendment to the Primus Telecommunications Group, Incorporated Stock Option Plan (the "Stock Option Plan") increasing the number of shares of Common Stock available for issuance upon the exercise of options granted under the Stock Option Plan from 3,690,500 to 5,500,000. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common Stock present or represented and entitled to vote at the 1999 Annual Meeting. The Board of Directors believes that the amendment to the Stock Option Plan is necessary in order to fulfill the Company's needs of attracting and retaining talented employees and consultants. The material features of the Stock Option Plan and information regarding options granted thereunder are summarized below.

Summary of the Stock Option Plan

  The Company established the Stock Option Plan for its employees and consultants on January 2, 1995. The Stock Option Plan provides for the grant to selected full and part-time employees and consultants of the Company and its Subsidiaries who contribute to the development and success of the Company and its Subsidiaries of both "incentive stock options" within the meaning of
Section 422 of the Code ("ISOs") and options that are non-qualified for federal income tax purposes ("NQSOs"); provided, however, that consultants are eligible for the grant of NQSOs only. The total number of shares of Common Stock for which options may be granted pursuant to the Stock Option Plan is 5,500,000 (3,690,500 were available prior to the proposed amendment), of which 1,954,203 (144,703 were available prior to the proposed amendment) are available for future grants, subject to certain adjustments reflecting changes in the Company's capitalization. No individual may receive, over the term of the Stock Option Plan, Options for more than an aggregate of 25 percent of the shares authorized for grant under the Stock Option Plan. The Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors which is comprised of directors who are not also employees of the Company. The Compensation Committee determines, among other things, which employees and consultants will receive options under the Stock Option Plan; the time when options will be granted; the type of option (ISO or NQSO, or both) to be granted, the number of shares subject to each option, the time or times when the options will become exercisable and expire, and, subject to certain conditions discussed below, the option price and duration of the option. Because the employees and consultants of the Company who may participate and the amount of their options are determined by the Compensation Committee in its discretion, it is not possible to state the names or positions of, or the number of options that may be granted to, the Company's employees and consultants. There are approximately 890 employees and 40 consultants eligible to participate in the Stock Option Plan. Compensation Committee members administering the Stock Option Plan may vote on any matters affecting the administration of the Plan, except that no member may act upon the granting of an option to himself or herself.

  The exercise price of the options granted under the Stock Option Plan is determined by the Compensation Committee, but may not be less than the fair market value per share of the Common Stock on the date the option is granted. If, however, an ISO is granted to any person who, at the time of the grant, owns capital stock possessing more than 10% of the total combined voting power of all classes of the Company's capital stock, then the exercise price for such ISO may not be less than 110% of the fair market value per share of the Common Stock on the date the option is granted. The Compensation Committee also determines the method of payment for the exercise of options under the Stock Option Plan, and may consist entirely of cash, check, promissory notes or Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price. The Compensation Committee, in its sole discretion, may cooperate with an optionee to complete a cashless exercise transaction.

  Options are not assignable or transferrable other than by will or the laws of descent and distribution. In general, if an employee's employment with or a consultant's engagement by the Company is terminated for any reason, such employee's or consultant's options exercisable on the date of termination are exercisable for three months following the date of termination. If the Compensation Committee makes a determination that a terminated employee or consultant engaged in disloyalty to the Company, disclosed proprietary information, is convicted of a felony, or breached the terms of a written confidentiality agreement or non-competition agreement, all unexercised options held by such employee or consultant terminate upon the earlier of the date of such determination or the date of termination. If the employment or service of an employee or consultant terminates because of disability or death, such employee's or consultant's options that are exercisable on the date of disability or death will remain exercisable for 12 months following the date of disability or death; provided, however, that if a disabled employee or consultant commences employment or service with a competitor of the Company during that 12-month period, all options held by the employee or consultant terminate immediately.

  Options issued pursuant to the Stock Option Plan outstanding on the date of a "change in control" of the Company become immediately exercisable on such date. A change in control for purposes of the Stock Option Plan includes the acquisition by any person or entity of the beneficial ownership of 50% or more of the voting power of the Company's stock, the approval by the Company's stockholders of a merger, reorganization or consolidation of the Company in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such a transaction, the approval of the Company's stockholders of an agreement of sale of all or substantially all of the Company's assets, and the acceptance by the Company's stockholders of a share exchange in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such exchange.

  There are no federal income tax consequences to the Company on the grant or exercise of an ISO. If an employee disposes of stock acquired through the exercise of an ISO within one year after the date such stock is acquired or within two years after the grant of the ISO (a "Disqualifying Disposition"), the Company will be entitled to a deduction in an amount equal to the difference between the fair market value of such stock on the date it is acquired and the exercise price of the ISO. There are no tax consequences to the Company if an ISO lapses before exercise or is forfeited. The grant of a NQSO has no immediate tax consequences to the Company. Upon the exercise of a NQSO by an employee or consultant, the Company is entitled to a deduction in an amount equal to the difference between the fair market value of the share acquired through exercise of the NQSO and the exercise price of the NQSO. There are no tax consequences to the Company if a NQSO lapses before exercise or is forfeited.

  An employee who receives an ISO is not subject to federal income tax on the grant or exercise of the ISO; however, the difference between the option price and the fair market value of the Common Stock received on the exercise of the ISO ("ISO Stock") is an adjustment for purposes of the alternative minimum tax. Upon the exercise of an ISO, an employee will have a basis in the ISO Stock received equal to the amount paid. An employee will be subject to capital gain or loss upon the sale of ISO Stock, unless such sale constitutes a Disqualifying Disposition, equal to the difference between the amount received for the stock and the employee's basis in such. The gain or loss will be long- or short-term, depending on the length of time the ISO Stock was held prior to disposition. There are no tax consequences to an employee if an ISO lapses before exercise or is forfeited.

  In the event of a Disqualifying Disposition, an employee will be required to recognize (1) taxable ordinary income in an amount equal to the difference between the fair market value of the ISO Stock on the date of exercise of the ISO and the exercise price; and (2) capital gain or loss (long- or short-term, as the case may be) in an amount equal to the difference between (a) the amount realized by the employee upon the Disqualifying Disposition and (b) the exercise price paid by the employee for the stock, increased by the amount of ordinary income recognized by the employee, if any. If the disposition generates an allowable loss (e.g., a sale to an unrelated party not within 30 days of purchase of Common Stock), then the amount required to be recognized by the employee as ordinary income will be limited to the excess, if any, of the amount realized on the sale over the basis of the stock.

  The Stock Option Plan allows an employee or consultant to pay an exercise price in cash or shares of the Company's Common Stock. If the employee pays with shares of the Company's Common Stock that are already owned, the basis of the newly acquired ISO Stock will depend on the tax character and number of shares of the previously owned stock used as payment. If an employee pays with shares acquired upon other than the exercise of an ISO ("non-ISO Stock"), the transaction will be tax-free to the extent that the number of shares received does not exceed the number of shares of non-ISO Stock paid. The basis of the number of shares of newly acquired ISO Stock which does not exceed the number of shares of non-ISO Stock paid will be equal to the basis of the shares paid. The employee's holding period with respect to such shares will include the holding period of the shares of non-ISO Stock paid. To the extent that the employee receives more new shares than shares surrendered, the "excess" shares of ISO Stock will take a zero basis. If an employee exercises an ISO by using stock that is previously acquired ISO Stock, however, certain special rules apply. If the employee has not held the previously acquired ISO Stock for at least two years from the date of grant of the related ISO and one year from the date the employee acquired the previously acquired ISO Stock, the use of such ISO Stock to pay the exercise price will constitute a Disqualifying Disposition and subject the employee to income tax with respect to the ISO Stock as described above. In such circumstances, the basis of the newly acquired ISO Stock will be equal to the fair market value of the previously acquired ISO Stock used as payment.

  The grant of a NQSO has no immediate tax consequences to an employee or consultant. The exercise of a NQSO requires an employee or consultant to include in gross income the amount by which the fair market value of the acquired shares exceeds the exercise price on the exercise date. The Company is required to withhold income and employment taxes from an employee's wages on account of this income. The employee's or consultant's basis in the acquired shares will be their fair market value on the date of exercise. Upon a subsequent sale of such shares, the employee or consultant will recognize capital gain or loss equal to the difference between the sales price and the basis in the stock. The capital gain or loss will be long- or short-term, depending on whether the employee or consultant has held the shares for more than one year. There are no tax consequences to an employee or consultant if a NQSO lapses before exercise or is forfeited. If an employee or consultant uses previously owned Common Stock as payment for the exercise price of a NQSO, to the extent the employee or consultant surrenders the same number of shares received, the exchange is tax-free and the new shares will have a basis equal to that of the shares surrendered. The holding period for the new shares will include the period the employee or consultant held the surrendered shares. To the extent the employee or consultant receives more new shares than shares surrendered, the excess shares are treated as having been acquired for no consideration and the fair market value of such excess shares is includible in the employee's or consultant's income as compensation. The basis of the excess shares is their fair market value at the time of receipt. If the previously owned shares consist of ISO Stock for which the holding requirements were not met such that their use as payment of the exercise price constituted a Disqualifying Disposition, the employee will have the income tax consequences described above.

  The Company's Board of Director's has authority to suspend, terminate or discontinue the Stock Option Plan or revise or amend it in any manner with respect to options not granted. No such revision, however, can change the aggregate number of shares subject to the Stock Option Plan, change the designation of employees eligible thereunder, or decrease the price at which options may be granted. The Compensation Committee may not grant any options under the Stock Option Plan after January 2, 2005.

  The Board of Directors recommends a vote IN FAVOR OF Proposal 2 to approve the amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance upon exercise of options granted thereunder. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF such amendment to the Company's Stock Option Plan.

                                 OTHER BUSINESS

  The Board of Directors knows of no other matters that will be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted, to the extent permitted by applicable law, in accordance with the judgment of the persons named therein.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998 accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

  To be eligible for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to meeting the stockholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than January 19, 2000 by the Secretary of the Company at the Company's principal executive offices, 1700 Old Meadow Road, McLean, Virginia 22102. The execution of a proxy solicited by the Company in connection with its 2000 Annual Meeting of Stockholders shall confer on the designated proxyholders discretionary voting authority to vote on any matter for which the Company has not received notice on or prior to April 4, 2000.

                                 ------------

  THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 1700 OLD MEADOW ROAD, MCLEAN, VIRGINIA 22102.

                                          By Order of the Board of Directors

                                          /s/ K. Paul Singh
                                          K. Paul Singh
                                          Chairman of the Board of
                                          Directors, President, and Chief
                                          Executive Officer

Date: May 19, 1999
McLean, Virginia

--------------------------------------------------------------------------------

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all previous proxies, hereby appoints K. Paul Singh and John F. DePodesta, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on June 17, 1999, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF MESSRS. SINGH AND DEPODESTA AS DIRECTORS AND IN FAVOR OF THE AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF THE OPTIONS GRANTED THEREUNDER.
--------------------------------------------------------------------------------
1. Election of Directors:

         [_]  FOR the nominees            [_]  WITHHOLD AUTHORITY
              listed below                     to vote for the
                                               nominees listed
                                               below

 Nominee: For a three-year term expiring at the 2002 Annual
          Meeting--K. Paul Singh and John F. DePodesta

 (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

---------------------------------------------------------
2. Approval of an amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance upon exercise of options granted thereunder:
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED (1) "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF AND (2) "FOR" APPROVAL OF AN AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF OPTIONS GRANTED THEREUNDER. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                         -----------------------------------
                                         Signature of Stockholder

                                         -----------------------------------
                                         Signature of Stockholder

                                         Date:               , 1999
                                               -------------

                                         NOTE: PLEASE SIGN THIS PROXY EX-
                                         ACTLY AS NAME(S) APPEAR ON YOUR
                                         STOCK CERTIFICATE. WHEN SIGNING AS
                                         ATTORNEY-IN-FACT, EXECUTOR, ADMIN-
                                         ISTRATOR, TRUSTEE OR GUARDIAN,
                                         PLEASE ADD YOUR TITLE AS SUCH, AND
                                         IF SIGNER IS A CORPORATION, PLEASE
                                         SIGN WITH FULL CORPORATE NAME BY A
                                         DULY AUTHORIZED OFFICER OR OFFI-
                                         CERS AND AFFIX THE CORPORATE SEAL.
                                         WHERE STOCK IS ISSUED IN THE NAME
                                         OF TWO (2) OR MORE PERSONS, ALL
                                         SUCH PERSONS SHOULD SIGN.

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